INTERNET INFINITY, INC.
413 Avenue G, #1
Redondo Beach, CA 90277

(310) 318-2244

August 11, 2008

William Thompson, Branch Chief
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mail Stop 3561
Washington, DC 20549-3561

ATTENTION ANTHONY WATSON, STAFF ACCOUNTANT

Re:	Internet Infinity, Inc.
Form 10-KSB for Fiscal Year Ended March 31, 2007
Forms 10-QSB for Fiscal Quarters Ended June 30, 2007, September 30, 2007 and December 31, 2007
Filed July 3, 2007, August 10, 2007, November 14, 2007 and February 19, 2008
File No. 0-27633

Dear Mr. Thompson:

In connection with responding to your comments of February 26, 2008 relating to the above reports, Internet Infinity, Inc. acknowledges that:

•	the company is responsible for the adequacy and accuracy of the disclosures in the filings;

•	staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ George P. Morris

George P. Morris, President